    Fiscal Year 2024 Annual Meeting CFO Report

•Hello & good morning. A warm welcome to all our owners and partners joining us here today in person and to those online. It is my pleasure to present our CHS financial report for fiscal year 2024.

•Please review this safe harbor statement. Some of the content in this financial report may be forward-looking. Future results may differ from those implied because of risks or uncertainties in our business, including those described in our most recent annual report, which is on file with the SEC.
•It was another good year for CHS with solid financial performance, although down from the record-setting results we delivered last year. Both energy and agriculture markets at a macro level have been going through a more challenging period, with margin pressure because of market forces.

•Notwithstanding this, we are happy with the results we have been able to achieve, by working together as a strong and committed cooperative system, despite the tougher commodity environment.

Revenues
•Our reported revenues for fiscal year 2024 were $39.3 billion compared to $45.6 billion for fiscal year 2023 – a 14% decline resulting from lower commodity prices.

Net Income
•We delivered net income of $1.1 billion in fiscal year 2024. While below the historic record earnings of $1.9 billion the previous year, our business segments performed well.

Energy
•Our Energy segment includes refined fuels, propane, lubricants, and transportation.
•This segment reported pretax earnings of $429 million, a decrease of $646 million compared to the prior year, which was a record year for our energy business. Reasons for the decline include:
oLower refining margins due to industry supply and demand dynamics.
oLess favorable pricing of the Canadian crude oil that we process at our refineries.
oUnseasonably warm weather across our trade territory last winter, leading to weaker propane and refined fuels volumes.
However, we saw a partial offset based on reduced costs for renewable energy credits, known as RINs.

•During fiscal year 2024, our Energy results were strengthened by significant investments that have:
a)increased diesel output and optimized efficiency and yields at our CHS refineries; and
b)enhanced our network of fuel terminals to improve our reliability and customer experience.

Ag
•Our Ag segment includes wholesale agronomy, global grain & processing and ag retail.

•Our Ag segment delivered pretax earnings of $343 million in fiscal year 2024, a $69 million decrease versus the prior year.
oOn the positive side, we experienced improved margins and higher volumes for wholesale and retail agronomy products. Investment in our Galveston, Texas, deep-water import facility and key river terminals have provided crucial flexibility to accommodate shifts in crop nutrient demand to meet owners’ needs.

oIn terms of challenges, we saw weaker crush margins in our oilseed processing business year-over-year, although still considerably higher than historical norms. The lower crush margins in fiscal year 2024 were due to an increased global supply of canola and soybean meal and oil, partially offset by operational and logistical efficiencies at our plants.

oWe also experienced compressed margins in the grain and oilseed product categories due to a more competitive global marketplace. However, volumes have been strong, helped by additional export market access capacity through our expanded Myrtle Grove, Louisiana, terminal and the TEMCO grain terminal at the Port of Houston, which was a 2023 addition to our supply chain.

Nitrogen Production
•Nitrogen Production represents our equity method investment in CF Nitrogen, a joint venture with CF Industries. This investment enables CHS owners to participate in the fertilizer production value stream, while helping ensure a reliable long-term supply of crop nutrients for growers.

•The Nitrogen Production segment contributed $151 million in pretax income in fiscal year 2024, compared to $261 million the previous year.
oThe unfavorable variance of $110 million in earnings is due to decreased market prices for urea and UAN, partially offset by lower natural gas costs.

Corporate and Other
•Our Corporate and Other category includes CHS Hedging, our brokerage business which helps members with their commodity hedging needs, and CHS Capital, which provides financing to members.

•The Corporate and Other category also includes our joint venture investments in Ventura Foods, a leading producer and distributor of oil-based food products, and Ardent Mills, a premier US flour miller, which purchases a large share of its wheat from CHS and the cooperative system. Both joint ventures add value back to the acre by enhancing the soybean and wheat patronage pools respectively.

•Overall, Corporate and Other delivered pretax income of $175 million in fiscal year 2024, a decrease of $85 million year-over-year. The reduction in earnings was primarily due to lower equity income from Ventura Foods, as a gain on the sale of certain assets in fiscal year 2023 did not recur in the current year.

Tax Benefit
•Our tax benefit for the year, almost $5 million, represents a positive change of $113 million compared to fiscal year 2023 tax expense. This improvement is due to both lower income and strategic tax planning.

Segment Wrap Up
•In total, net income of $1.1 billion for fiscal year 2024 is a solid result for CHS, the fifth highest in our nearly 100-year history.

•We are proud of the results CHS was able to accomplish together with our owners’ support. We remain financially strong with ample liquidity which is vital given the capital-intensive nature of our business. We are well-positioned to continue investing in the future, creating long-term value for the farmers, ranchers and member cooperatives that own CHS.

Returns to Owners
•As you all know, it takes a co-op to deliver a business model of true, lasting, and shared success. Our CHS purpose of creating connections to empower agriculture becomes even more meaningful when the cash returns from CHS, through cash patronage and equity redemptions, go back to the rural communities that we work with every day to feed the world.

•In making equity management decisions, the CHS Board of Directors considers:
oWhat is in the best interests of both CHS and our owners.
oWhat CHS can afford based on cash available and our evaluation of market dynamics looking forward.
oThe need to continue to have a strong balance sheet so we can invest for growth and future value-creation for owners.

•Based on fiscal year 2024 results, CHS intends to return $600 million in cash to the country during fiscal year 2025:
o$300 million in cash patronage, based on business done with CHS in fiscal year 2024, and
o$300 million in equity redemptions.

•Of the $300 million in equity redemptions:
o$240 million will be distributed to associations based on age of equity. Payments will be made in the spring.
o$60 million is set aside to fulfill requests from eligible individual owners based on age of patron and from their estates.

•With this latest commitment, CHS cash returns based on patronage and redemptions will be approximately $3.5 billion dollars over a 10-year period, including more than $2.3 billion to owners in just three years.

•Additionally, CHS will issue $360 million of new equity to patrons based on business done in fiscal year 2024. Of that, $77 million will be qualified equity and $283 million will be non-qualified equity.

•This year, CHS will not have any unused DPAD tax deductions available to distribute to owners.

•Shown on the screen are estimated wholesale patronage rates, split between cash patronage and total patronage. I will highlight three examples:
oBulk fertilizer total patronage is $18.24 per ton with a cash portion of $8.30 per ton.
oSoybeans total patronage is 16 cents per bushel with a cash portion of over 7 cents per bushel.
oRefined fuels total patronage is 10 cents per gallon with a cash portion of just under 5 cents per gallon.

•These cash returns speak to the enduring value of CHS and our owners working together. This is part of the ongoing investment that we make in empowering farmers, ranchers, cooperatives, and the rural communities at the heart of agricultural production.
Fiscal 2025 Outlook
•Looking ahead, we anticipate continued uncertainty and margin pressure in the global energy and agricultural commodity markets given evolving supply & demand dynamics, rising tensions geopolitically and an increasingly more protectionist stance by many countries on a range of issues including global trade, with the possibility of increasing tariffs and other barriers to trade.

•While these factors certainly present challenges for agriculture, CHS is confident in our ability to navigate changing conditions by leveraging the inherent strengths in our business model.
oKey overseas investments and the development of new strategic demand centers ensure that US farmers will have access to global markets and CHS can remain relevant even as trade flows shift.

oSignificant investments domestically in both retail and wholesale assets to enhance speed, space, and efficiency on behalf of our owners become even more critical in a competitive global environment.

oOur connected and transparent end-to-end supply chain allows us to take a macro view to make smart choices on how to trade and move grain efficiently and cost effectively.

oOur diversified portfolio helps to insulate us from the effects of commodity swings and volatility.

oWe are highly accustomed to navigating the economic cycles of agriculture; it is as much a part of our DNA as it is of the farmers that own us. As always, we are putting considerable focus on financial vigilance and cost control to support appropriate decision-making.

•During tough times, our cooperative model is more important than ever. Our collective power is amplified when we work together with the common goal of creating long-term sustainable value for the US farmer. This is the secret sauce of being a cooperative – our objectives are aligned, and our collaboration generates mutual strength; this gives us a competitive advantage on the global stage.

Close
•In closing, I want to sincerely thank each of you for your ongoing trust and your continued support. We appreciate your business. In fact, we need your business to continue to invest and grow on your behalf today and for the future. And we will work hard every day to earn your business. Because we depend on each other and are stronger together. It takes a co-op to achieve true, lasting, and shared success. Thank you.